SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549

                                FORM 8-K
                             CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934

             Date of Earliest Event Reported:  July 15, 1996

                               USANA, INC.
         (Exact name of registrant as specified in its charter)


         Utah                   0-211160
(State of Incorporation)  (Commission File No.)

      87-0500306
(IRS Employer Identification No.)


                           4550 South Main Street
                         Salt Lake City, Utah 84107
                 (Address of Principal Executive Offices)

                               (801) 288-2290
               (Issuer's Telephone Number, Including Area Code)


Item 5.  Other Events.

     Effective July 15, 1996, the Board of Directors of USANA, Inc., a Utah corporation (the "Company"), acted by unanimous written consent to increase the number of directors on the Company's Board of Directors from 3 directors to 5 directors, and to appoint Suzanne Winters, Ph.D., and Robert Anciaux to fill the positions thus created. Dr. Winters and Mr. Anciaux have accepted their respective appointments. All directors of the Company, including the new appointees, serve as directors until the next annual meeting of shareholders and until their successors are elected and have been qualified.

     Also effective July 15, 1996, the Board of Directors appointed two independent directors of the Company, Ronald S. Poelman and Robert Anciaux, to constitute an Audit Committee of the Company's Board of Directors.

     The full Board of Directors of the Company now consists of the following 5 individuals:

          Dr. Myron Wentz
          Ronald S. Poelman
          David Wentz
          Dr. Suzanne Winters
          Robert Anciaux

     Biographical information regarding the two new directors follows:

     Suzanne Winters, age 42, has been, since June 1993, State Science Advisor for the State of Utah. As such, she has advised the Governor and the Legislature of the State of Utah on matters relating to science and technology and their applications to government, industry and public issues. From November 1990 to June 1993, Dr. Winters was employed as the President of MC2 -- Membranes and Coatings Consultants, Inc., a Salt Lake City, Utah-based business that provides management services with respect to research and development for implantable, continuous, self-calibrating blood gas, pH, and electrolyte sensors and intravenous bubble oxygenators, and other technology-related management services. Dr. Winters was awarded her doctorate in Pharmaceutics by the University of Utah in 1986. She is affiliated with the American Chemical Society, the Biomaterials Society, the American Association for the Advancement of Science, the American Society for Artificial Organs, and the Science and Technology Council of the States.

     Robert Anciaux, age 51, is a resident of Brussels, Belgium. Since 1982, Mr. Anciaux has been self-employed as a venture capitalist. During the past 10 years he has been active as a venture capitalist in Europe, investing in various commercial, industrial and real estate venture companies in Belgium and abroad. He also has been involved for a number of years as a shareholder of various companies that manage institutional or private investment funds. In some of these privately-held companies Mr. Anciaux has also served as a director.

                              SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  USANA, INC.

                                  By: /s/  GILBERT FULLER
                                  Gilbert Fuller, Chief Financial Officer


Dated: July 18, 1996